BUSINESS MANAGEMENT AGREEMENT BETWEEN
                  TEMPLETON CAPITAL ACCUMULATOR FUND, INC. AND
                        TEMPLETON GLOBAL INVESTORS, INC.


                  AGREEMENT dated as of April 1, 1993, and amended May 25, 1995, between Templeton Capital Accumulator Fund, Inc., a Maryland corporation which is a registered open-end investment company (the "Fund") and Templeton Global Investors, Inc. ("TGII").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

                  (1) TGII agrees, during the life of this Agreement, to be responsible for:

                  (a) providing office space, telephone, office equipment and supplies for the Company;

                  (b) paying compensation of the Fund's officers for services rendered as such;

                  (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

                  (d)      supervising  preparation  of  annual  and  semiannual
                           reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

                  (e) daily pricing of the Fund's investment portfolios and preparing and supervising publication of daily quotations of the bid and asked prices of the Fund's Shares, earnings reports and other financial data;

                  (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents and printers;

                  (g)      providing trading desk facilities for the Fund;

                  (h) supervising compliance by the Fund with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, with state regulatory requirements, maintenance of books and records for the Fund (other than those maintained by the custodian and transfer agent), preparing and filing of tax reports other than the Fund's income tax returns; and

                  (i) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

                  (2) The Fund agrees, during the life of this Agreement, to pay to TGII as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the aggregate average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.1%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%. TGII may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. TGII shall be contractually bound hereunder by the terms of any publicly announced waiver of its fees, or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.

                  (3) This Agreement shall remain in full force and effect through December 31, 1996 and thereafter from year to year to the extent continuance is approved annually by the Board of Directors of the Fund.

                  (4) This Agreement may be terminated by the Fund at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

                  (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of TGII, or of reckless disregard of its duties and obligations hereunder, TGII shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

                  (6) TGII has advanced for the account of the Fund all organizational expenses of the Fund, all of which expenses are being deferred by the Fund and amortized ratably over a five-year period commencing on January 14, 1991; and during the amortization period, the proceeds of any redemption of the original Shares will be reduced by a pro rata portion of any then unamortized organizational expenses based on the ratio of the Shares redeemed to the total initial Shares outstanding immediately prior to the redemption.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                              TEMPLETON CAPITAL ACCUMULATOR FUND, INC.


                                    /s/THOMAS M. MISTELE
                               By:  Thomas M. Mistele
                                    Secretary



                                TEMPLETON GLOBAL INVESTORS, INC.


                                    /s/JOHN R. KAY
                                By: John R. Kay
                                    Vice President